Underlying supplement no. 1150 To prospectus dated May 30, 2006 and prospectus supplement dated May 30, 2006	Registration Statement no. 333-134553 Dated February 6, 2008 Rule 424(b)(2)

LEHMAN BROTHERS HOLDINGS INC.

Consumer Staples Select Sector SPDR® Fund (XLP) and Consumer Discretionary Select Sector SPDR® Fund (XLY)

General

Lehman Brothers Holdings Inc. may from time to time offer and sell notes linked to index funds. This underlying supplement no. 1150 describes the Consumer Staples Select Sector SPDR® Fund and the Consumer Discretionary Select Sector SPDR® Fund (each an “Index Fund” and, together, the “Index Funds”). The indices underlying the Index Funds (each an “Underlying Index” and, together, the “Underlying Indices”) are the Consumer Staples Select Sector Index, with respect to the Consumer Staples Select Sector SPDR® Fund, and the Consumer Discretionary Select Sector Index, with respect to the Consumer Discretionary Select Sector SPDR® Fund. The specific terms for each series of notes will be included in a product supplement. A separate term sheet or pricing supplement, as the case may be, will describe terms that apply specifically to the notes. We refer to such term sheets and pricing supplements generally as terms supplements. You should read the base prospectus, the MTN prospectus supplement, the relevant product supplement and any other related prospectus supplement, term sheet or pricing supplement, including the description of the Consumer Staples Select Sector SPDR® Fund and the Consumer Discretionary Select Sector SPDR® Fund set forth in this underlying supplement, carefully before you invest in the notes. Any terms used herein but not defined herein shall have the meanings given to them in the base prospectus, the MTN prospectus supplement or relevant product supplement or the relevant terms supplements. This underlying supplement may not be used to sell securities unless accompanied by the base prospectus, the MTN prospectus supplement, the relevant product supplement and all other relevant terms supplements.

Investing in notes linked to the Consumer Staples Select Sector SPDR® Fund and the Consumer Discretionary Select Sector SPDR® Fund involves a number of risks. See “Risk Factors” beginning on page US-1 in this underlying supplement no. 1150 and “Risk Factors” in the relevant product supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this underlying supplement no. 1150, the accompanying base prospectus, the MTN prospectus supplement, the relevant product supplement or the relevant terms supplement. Any representation to the contrary is a criminal offense.

LEHMAN BROTHERS

February 6, 2008

“Standard & Poor’s®”, “S&P®” and “S&P 500®” are trademarks of The McGraw-Hill Companies, Inc. and are expected to be licensed for use by Lehman Brothers Holdings Inc. Lehman Brothers Holdings Inc. is expected to enter into a non-exclusive license agreement with Standard & Poor’s (“S&P”), a division of The McGraw Hill Companies, Inc. for use of “Standard & Poor’s Depositary Receipts®”, “SPDR®”, “Select Sector SPDR”, “Select Sector SPDRs” and “Select Sector Standard & Poor’s Depositary Receipts”, which are also trademarks of The McGraw-Hill Companies, Inc. The stocks included in each Select Sector Index (upon which Select Sector SPDRs are based) are selected by Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch” and also referred to as the “Index Compilation Agent”) in consultation with S&P from the universe of companies represented by the Standard & Poor’s 500 Composite Stock Index (“S&P 500® Index”). The composition and weighting of the stocks included in each Select Sector Index can be expected to differ from the composition and weighting of stocks included in any similar S&P 500® sector index that is published and disseminated by S&P. The notes, which are linked to the performance of the Consumer Staples Sector SPDR® Fund and Consumer Discretionary Sector SPDR® Fund, are not sponsored, endorsed, sold or promoted by S&P, and S&P makes no representation regarding the advisability of investing in the notes. S&P has no obligation or liability in connection with the operation, marketing, trading or sale of the notes.

TABLE OF CONTENTS

Underlying Supplement

Risk Factors	US-1
Consumer Staples Select Sector SPDR® Fund	US-4
Consumer Staples Select Sector Index	US-7
Consumer Discretionary Select Sector SPDR® Fund	US-10
Consumer Discretionary Select Sector Index	US-13
License Agreement with S&P	US-15

MTN Prospectus Supplement

Risk Factors	S-4
Description of the Notes	S-13
Supplemental United States Federal Income Tax Consequences	S-37
Certain ERISA Considerations	S-44
Plan of Distribution	S-45
Appendix A	A-1

Base Prospectus

Prospectus Summary	1
General Information	6
Cautionary Statement Regarding Forward-Looking Statements	6
Use of Proceeds	7
Ratios of Earnings to Fixed Charges and of Earnings to Combined Fixed Charges and Preferred Stock Dividends	7
Description of Debt Securities	8
Description of Warrants	19
Description of Purchase Contracts	23
Description of Preferred Stock	27
Description of Depositary Shares	30
Description of Common Stock	32
Description of Units	34
Form, Exchange and Transfer	37
Book-Entry Procedures and Settlement	38
United States Federal Income Tax Consequences	40
Plan of Distribution	54
Certain ERISA Considerations	58
Where You Can Find More Information	58
Legal Matters	59
Experts	59

This underlying supplement no. 1150, the relevant terms supplements, the relevant product supplement and the accompanying base prospectus and MTN prospectus supplement contain the terms of the notes and supersede all prior or contemporaneous communications concerning the notes. In making your investment decision, you should rely only on the information contained or incorporated by reference in this underlying supplement no. 1150, the relevant terms supplements, the relevant product supplement and the accompanying base prospectus and MTN prospectus supplement with respect to the notes offered and with respect to Lehman Brothers Holdings Inc. We have not authorized anyone to give you any additional or different information. The information in this underlying

US-i

supplement no. 1150, the relevant terms supplements, the relevant product supplement and the accompanying base prospectus and MTN prospectus supplement may be accurate only as of the dates of each of these documents, respectively.

The notes described in this underlying supplement no. 1150, the relevant terms supplements, and the relevant product supplement and the accompanying base prospectus and MTN prospectus supplement are not appropriate for all investors, and involve important legal and tax consequences and investment risks, which should be discussed with your professional advisors. You should be aware that the regulations of the Financial Industry Regulatory Authority, Inc. and the laws of certain jurisdictions (including regulations and laws that require brokers to ensure that investments are suitable for their customers) may limit the availability of the notes. This underlying supplement no. 1150, the relevant terms supplements, the relevant product supplement and the accompanying base prospectus and MTN prospectus supplement do not constitute an offer to sell or a solicitation of an offer to buy the notes in any circumstances in which such offer or solicitation is unlawful.

In this underlying supplement no. 1150, the relevant terms supplements, the relevant product supplement and the accompanying base prospectus and MTN prospectus supplement, “we,” “us” and “our” refer to Lehman Brothers Holdings Inc., unless the context requires otherwise.

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RISK FACTORS

Your investment in notes linked to the Consumer Staples Sector SPDR® Fund and the Consumer Discretionary Select Sector SPDR® Fund (the “Index Funds”) will involve certain risks. Investing in the notes is not equivalent to investing directly in shares of the Index Funds, any of the common stocks held by the Index Funds or any of the common stocks included in the Consumer Staples Select Sector Index or the Consumer Discretionary Select Sector Index (the “Underlying Indices”). In addition, your investment in notes entails other risks not associated with an investment in conventional debt securities. You should consider carefully the following discussion of risks as well as the other information contained in this underlying supplement, the relevant terms supplement, the accompanying MTN prospectus supplement and base prospectus and the documents incorporated in the prospectus by reference before you decide that an investment in notes linked to the Index Funds is suitable for you. In addition, you should consider carefully the discussion of risks set forth in the relevant product supplement before you decide that an investment in the notes is suitable for you.

There are risks associated with the Index Funds.

The Index Funds have limited operating histories, having both commenced trading in December 1998. Although the shares of the Index Funds are listed for trading on the American Stock Exchange (“AMEX”) and a number of similar products have been traded on the AMEX for varying periods of time, there is no assurance that an active trading market will continue for the shares of the Index Fund or that there will be liquidity in the trading market.

SSgA Funds Management, Inc. (“SSFM”), is the investment advisor of the Index Funds. The Index Funds are subject to management risk, which is the risk that SSFM’s investment strategy, the implementation of which is subject to a number of constraints, may not produce the intended results.

The correlation between the performance of an Index Fund and the performance of its Underlying Index may be imperfect.

Although the performance of each Index Fund is linked principally to the performance of its respective Underlying Index, the performance of an Index Fund may not correspond with the return of its respective Underlying Index. While each Index Fund will generally hold all of the securities that compose its respective Underlying Index in proportion to their weightings in such Underlying Index, in some cases, there may nevertheless arise various circumstances where it may not be possible or practicable to purchase all of those securities in these weightings. There also may be instances in which SSFM may choose to overweight another security in an Underlying Index, purchase securities not in such Underlying Index which SSFM believes are appropriate to substitute for certain securities in such Underlying Index or utilize various combinations of other available investment techniques in seeking to accurately track such Underlying Index. Finally, the performance of each Index Fund and that of its respective Underlying Index will generally vary due to transaction costs, certain corporate actions and timing variances.

In addition, because the shares of the Index Funds are traded on AMEX and are subject to market supply and investor demand, the market value of one share of an Index Fund may differ from its net asset value per share; shares of the Index Funds may trade at, above or below their net asset value per share.

For the foregoing reasons, the performance of an Index Fund may not correlate perfectly with the performances of its Underlying Index over the same period. Because of this imperfect correlation, the return on the notes will not be the same as an investment directly in shares of the Index Funds or in common stocks included in the Underlying Indices and will not be the same as a debt security with a payment at maturity linked to the performances of the Underlying Indices.

We cannot control actions by SSFM which may adjust the Index Funds in a way that could adversely affect the value of the notes and the amount payable on the notes, and Merrill Lynch and the American Stock Exchange have no obligation to consider your interest.

The policies of SSFM concerning the calculation of each Index Funds’ net asset value, additions, deletions or substitutions of common stocks held by the Index Funds and the manner in which changes affecting the Underlying Indices are reflected in the Index Funds could affect the market price of shares of the Index Funds and, therefore, the amount payable on notes on the stated maturity date and the trading value of the notes before maturity or automatic call, if applicable. The amount payable on your note and its value could also be affected if SSFM changes these policies, for example, by changing the manner in which it calculates the Index Funds’ net asset value, or if SSFM discontinues or suspends calculation or publication of the Index Funds’ net asset value, in which case it may become difficult to determine the value of your note. If events such as these occur or if the closing price of one share of either of the Index Funds is not available on a valuation date, the calculation agent may determine the closing price of one share of such Index Fund on such valuation date and thus the amount payable on the maturity date in a manner it considers appropriate, in its sole discretion.

In addition, Merrill Lynch, as the Index Compilation Agent, is responsible for the design and maintenance of the Underlying Index and the American Stock Exchange, as the Index Calculation Agent, is responsible for the calculation and dissemination of the Underlying Indices. The policies of Merrill Lynch or the American Stock Exchange concerning the composition and calculation of the Underlying Indices, including decisions regarding the addition, deletion or substitution of the common stocks included in the Underlying Indices, could affect the level of the Underlying Indices and consequently could affect the market prices of the shares of the Index Funds and, therefore, could affect the amount payable on the notes at maturity or upon automatic call, if applicable, and the value of the notes before maturity or automatic call, if applicable.

Neither Lehman Brothers Holdings Inc. nor any of its affiliates assumes any responsibility for the adequacy or accuracy of the information about the Index Funds or the Underlying Indices contained in this underlying supplement or any public disclosure of information by SSFM, Merrill Lynch (the “Index Compilation Agent”) or the American Stock Exchange (the “Calculation Agent”). You, as an investor in the notes, should make your own investigation into the Index Funds and the Underlying Indices.

We cannot control actions by the companies whose stocks or other equity securities are held by the Index Funds or included in the Underlying Indices, including actions that could adversely affect the value of your notes.

We are not affiliated with any of the companies whose stock is held by the Index Funds or included in the Underlying Indices. As a result, we will have no ability to control the actions of such companies, including actions that could affect the value of the shares of the Index Funds, the stocks included in the Underlying Indices or your notes. None of the money you pay us will go to Merrill Lynch or any of the companies included in the Underlying Indices, and none of those companies will be involved in the offering of the notes in any way. Neither those companies nor we will have any obligation to consider your interests as a holder of the notes in taking any corporate actions that might affect the value of your notes.

The common stocks held by the Index Fund or included in the Underlying Index are not necessarily representative of that industry.

The performance of the Index Funds or the Underlying Indices may not correlate with the performance of its respective sector. An Index Fund or an Underlying Index may decline in value even if its respective sector as a whole rises in value, or an Index Fund or an Underlying Index may rise in value even if its respective sector as a whole declines in value. Furthermore, one or more of the issuers of the common stocks held by the Index Funds or included in the Underlying Indices may engage in new lines of business or cease to be involved in the particular industry.

There are risks associated with a sector investment.

The performances of the notes linked to the performances of the Index Funds are dependent upon the performance of issuers in the consumer discretionary and consumer staple sectors.

Consequently, the value of the notes may be subject to greater volatility and be more adversely affected by a single economic, environmental, political or regulatory occurrence affecting the consumer discretionary and consumer staple sectors than an investment linked to a more broadly diversified group of issuers.

You will have no shareholder rights in the stocks held by the Index Funds or in the stocks included in the Underlying Indices.

Investing in the notes is not equivalent to investing in the stocks held by the Index Funds or in the stocks included in the Underlying Indices. As a holder of the notes, you will not have voting rights or rights to receive dividends or other distributions on the shares of the Index Funds or on the shares of common stocks held by the Underlying Indices, or other rights that holders of the shares of the Index Funds or the common stocks held by the Underlying Indices would have.

Many economic and market factors will impact the value of the notes; these factors interrelate in complex ways and the effect of any one factor may offset or magnify the effect of another factor.

In addition to the prices of the shares of the Index Funds on any day, the value of the notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the volatility or expected volatility of the stocks held by the Index Funds or the Underlying Indices;

•	the time to maturity of the notes (and any associated “time premium”);

•	the dividend rate on the common stocks included in the Index Funds or included in the Underlying Indices;

•	interest and yield rates in the market generally as well as in the markets of the stocks held by the Index Funds or included in the Underlying Indices;

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economic, financial, political, geographical, agricultural, meteorological, regulatory or judicial events that affect the stocks held by the Index Funds or the Underlying Indices or markets generally and which may affect the Basket closing levels; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

There are liquidity and management risks associated with the Index Fund.

Although shares of the Index Funds are listed for trading on the AMEX and a number of similar products have been traded on the AMEX for varying periods of time, there is no assurance that an active trading market will continue for the shares of the Index Funds or that there will be liquidity in the trading market.

SSFM is the investment advisor for both Index Funds. The Index Funds are subject to management risk, which is the risk that SSFM’s investment strategy, the implementation of which is subject to a number of constraints, may not produce the intended results.

THE CONSUMER STAPLES SELECT SECTOR SPDR® FUND

We have derived all information contained in this underlying supplement no. 1150 regarding the Index Fund, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by S&P and SSFM. The Index Fund is an investment portfolio maintained and managed by SSFM. SSFM is the investment adviser to the Index Fund. The Index Fund is an exchange traded fund (“ETF”) that trades on the AMEX under the ticker symbol “XLP”. We make no representations or warranty as to the accuracy or completeness of the information derived from these public sources.

SSFM is a registered investment company that consists of numerous separate investment portfolios, including the Index Fund. Information provided to or filed with the SEC by SSFM pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to SEC file number 811-08837, through the SEC’s website at http://www.sec.gov.

The Select Sector SPDR Trust consists of separate investment portfolios (each, a “Select Sector SPDR® Fund”). Each Select Sector SPDR® Fund is an index fund that invests in a particular sector or group of industries represented by a specified Select Sector Index. The companies included in each Select Sector Index are selected on the basis of general industry classification from a universe of companies defined by the Underlying Index. The Select Sector Indices (each, a “Select Sector Index”) upon which the Select Sector SPDR® Funds are based together comprise all of the companies in the S&P 500® Index. The investment objective of each Select Sector SPDR® Fund is to provide investment results that, before expenses, correspond generally to the price and yield performance of publicly traded equity securities of companies in a particular sector or group of industries, as represented by a specified market sector index. The Index Fund represents the companies that represent the Underlying Index.

Investment Objective and Strategy

The Index Fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the Underlying Index. The Consumer Staples Select Sector Index measures the performance of the consumer staples sector of the U.S. equity market. The Consumer Staples Select Sector Index includes companies in the following industries: food and staples retailing, beverages, food products, tobacco, household products and personal products.

Replication

The Index Fund pursues the indexing strategy of “replication” in attempting to track the performance of the Underlying Index. The Index Fund will invest in all of the securities which comprise the Underlying Index. The Index Fund will normally invest at least 95% of its total assets in common stocks that comprise the Underlying Index.

Correlation

The Underlying Index is a theoretical financial calculation, while the Index Fund is an actual investment portfolio. The performance of the Index Fund and the Underlying Index will vary somewhat due to transaction costs, asset valuations, market impact, corporate actions (such as mergers and spin-offs) and timing variances. A figure of 100% would indicate perfect correlation. Any correlation of less than 100% is called “tracking error.” The Index Fund, using a replication strategy, can be expected to have a lesser tracking error than a fund using representative sampling strategy. Representative sampling is a strategy in which a fund invests in a representative sample of securities in an underlying index.

Holdings Information

As of February 4, 2008, the Index Fund included 39 companies. The Index Fund’s three largest holdings as of February 4, 2008 are The Proctor & Gamble Company, Altria Group, Inc. and Wal-Mart

Stores, Inc. The following table summarizes the Index Fund’s top holdings in individual companies as of such date.

Top ten holdings in individual securities as of February 4, 2008

Company	Percentage of Total Holdings
The Proctor & Gamble Company	16.60%
Altria Group, Inc.	12.77%
Wal-Mart Stores, Inc.	9.56%
The Coca-Cola Company	5.52%
CVS Caremark Corporation	5.25%
PepsiCo, Inc.	4.52%
Kraft Foods Inc.	3.68%
Colgate-Palmolive Company	3.36%
Anheuser-Busch Companies, Inc.	3.01%
Walgreen Co	3.01%

The information above was compiled from www.sectorspdr.com. We make no representation or warranty as to the accuracy of the information above. The information on www.sectorspdr.com is not, and should not be considered, incorporated by reference therein.

Discontinuation of the Consumer Staples Sector SPDR® Fund; Alteration of Method of Calculation

If the Consumer Staples Sector SPDR® Fund (or a Successor Index Fund (as defined herein)) is de-listed from AMEX (or any other relevant exchange), liquidated or otherwise terminated, the calculation agent will substitute an exchange traded fund that the calculation agent determines, in its sole discretion, is comparable to the discontinued Index Fund (or such Successor Index Fund) (such successor fund being referred to herein as an “Successor Index Fund”). If the Consumer Staples Sector SPDR® Fund (or a Successor Index Fund) is de-listed, liquidated or otherwise terminated and the calculation agent determines that no Successor Index Fund is available, then the calculation agent will, in its sole discretion, calculate the appropriate closing price of the shares of the Consumer Staples Sector SPDR® Fund by a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the Consumer Staples Sector SPDR® Fund. If a Successor Index Fund is selected or the calculation agent calculates a price or closing price, as applicable, by a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the Consumer Staples Sector SPDR® Fund, that Successor Index Fund or closing price will be substituted for the Consumer Staples Sector SPDR® Fund (or such Successor Index Fund) for all purposes of the notes.

Upon any selection by the calculation agent of a Successor Index Fund, the calculation agent will cause written notice thereof to be promptly furnished to the trustee, to us and to the holders of the notes.

If at any time, the Underlying Index or the underlying index related to a Successor Index Fund is changed in a material respect, or the Consumer Staples Sector SPDR® Fund or a Successor Index Fund in any other way is modified so that it does not, in the opinion of the calculation agent, fairly represent the price of the shares of the Consumer Staples Sector SPDR® Fund or such Successor Index Fund had those changes or modifications not been made, then the calculation agent will, at the close of business in New York City on each date on which the Consumer Staples Sector SPDR® Fund Final Share Price is to be determined, make such calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a closing price of an exchange traded fund comparable to the Consumer Staples Sector SPDR® Fund (or such Successor

Index Fund) as if those changes or modifications had not been made, and calculate the closing price with reference to the Consumer Staples Sector SPDR® Fund (or such Successor Index Fund), as adjusted. The calculation agent also may determine that no adjustment is required by the modification of the method of calculation.

The calculation agent will be solely responsible for the method of calculating the closing price of the shares of the Consumer Staples Sector SPDR® Fund (or any Successor Index Fund) and of any related determinations and calculations, and its determinations and calculations with respect thereto will be conclusive in the absence of manifest error.

The calculation agent will provide information as to the method of calculating the closing price of the shares of the Consumer Staples Sector SPDR® Fund upon written request by any investor in the notes.

THE CONSUMER STAPLES SELECT SECTOR INDEX

We have derived all information contained in this underlying supplement no. 1150 regarding the Underlying Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by Merrill Lynch or the American Stock Exchange. We have not independently verified such information. We make no representation or warranty as to the accuracy or completeness of such information.

The Underlying Index is a modified market capitalization-based index, intended to provide an indication of the pattern of common stock price movements of companies that are components of the S&P 500® Index and are involved in the development or production of consumer staples products. Companies in the Underlying Index include a wide array of diversified consumer staples companies whose business lines range from food and beverages to household products. As of January 30, 2008, the Underlying Index included 39 component stocks.

The stocks included in the Underlying Index are selected by the Index Compilation Agent in consultation with S&P from the universe of companies represented by the S&P 500® Index. The composition and weighting of the stocks included in the Underlying Index will likely differ from the composition and weighting of stocks included in any similar S&P 500® sector index that is published and disseminated by S&P. The AMEX acts as the “Index Calculation Agent” in connection with the calculation and dissemination of the Underlying Indices. S&P’s only relationship to the Index Compilation Agent is the licensing of certain trademarks and trade names of S&P and of the S&P 500® Index which is determined, composed and calculated by S&P without regard to the Index Compilation Agent or any Select Sector SPDR® Fund.

Construction and Maintenance

The Index Fund is developed and maintained in accordance with the following criteria:

•	Each of the component stocks in the Underlying Index (the “Component Stocks”) is a constituent company of the S&P 500® Index.

•	Each stock in the S&P 500® Index is allocated to one and only one of the Select Sector Indices.

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The Index Compilation Agent assigns each constituent stock of the S&P 500® Index to a Select Sector Index. The Index Compilation Agent, after consultation with S&P, assigns a consumer staples company’s stock to the Underlying Index on the basis of such company’s sales and earnings composition and the sensitivity of the company’s stock price and business results to the common factors that affect other companies in the Underlying Index. S&P has sole control over the removal of stocks from the S&P 500® Index and the selection of replacement stocks to be added to the S&P 500® Index. However, S&P plays only a consulting role in the Underlying Index assignment of the S&P 500® Index Component Stocks, that assignment being the sole responsibility of the Index Compilation Agent.

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The Underlying Index is calculated by the Index Calculation Agent using a modified “market capitalization” methodology. This design ensures that each of the Component Stocks within the Underlying Index is represented in a proportion consistent with its percentage with respect to the total market capitalization of the Underlying Index. Under certain conditions, however, the number of shares of a Component Stock within the Underlying Index may be adjusted to conform to Internal Revenue Code requirements.

The Underlying Index is weighted based on the market capitalization of each of the Component Stocks, subject to the following asset diversification requirements: (i) the market capitalization-based weighted value of any single Component Stock measured on the last day of a calendar quarter may not exceed 24.99% of the total value of its Underlying Index; and (ii) with respect to 50% of the total value of the Underlying Index, the market capitalization-based weighted value of the Component Stocks must be diversified so that no single Component Stock measured on the last day of a calendar quarter represents more than 4.99% of the total value of its Underlying Index.

Rebalancing the Underlying Supplement to meet the asset diversification requirements will be the responsibility of the Index Calculation Agent. If shortly prior to the last business day of any calendar quarter (a “Quarterly Qualification Date”), a Component Stock (or two or more Component Stocks) approaches the maximum allowable value limits set forth above (the “Asset Diversification Limits”), the percentage that such Component Stock (or Component Stocks) represents in the Underlying Index will be reduced and the market capitalization based weighted value of such Component Stock (or Component Stocks) will be redistributed across the Component Stocks that do not closely approach the Asset Diversification Limits in accordance with the following methodology: First, each Component Stock that exceeds 24% of the total value of the Underlying Index will be reduced to 23% of the total value of the Underlying Index and the aggregate amount by which all Component Stocks exceed 24% will be redistributed equally across the remaining Component Stocks that represent less than 23% of the total value of the Underlying Index. If as a result of this redistribution, another Component Stock then exceeds 24%, the redistribution will be repeated as necessary. Second, with respect to the 50% of the value of the Underlying Index accounted for by the lowest weighted Component Stocks, each Component Stock that exceeds 4.8% of the total value of the Underlying Index will be reduced to 4.6% and the aggregate amount by which all Component Stocks exceed 4.8% will be distributed equally across all remaining Component Stocks that represent less than 4.6% of the total value of the Underlying Index. If as a result of this redistribution another Component Stock that did not previously exceed 4.8% of the Underlying Index value then exceeds 4.8%, the redistribution will be repeated as necessary until at least 50% of the value of the Underlying Index is accounted for by Component Stocks representing no more than 4.8% of the total value of the Underlying Index. If necessary, this reallocation process may take place more than once prior to a Quarterly Qualification Date to insure that the Underlying Index and the Index Fund portfolio based upon it conform to the requirements for qualification of the Index Fund as a regulated investment company.

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The Index Compilation Agent at any time may determine that a Component Stock which has been assigned to one Select Sector Index has undergone such a transformation in the composition of its business that it should be removed from that Select Sector Index and assigned to a different Select Sector Index. In the event that the Index Compilation Agent notifies the Index Calculation Agent that a Component Stock’s Select Sector Index assignment should be changed, the AMEX will disseminate notice of the change following its standard procedure for announcing index changes and will implement the change in the affected Select Sector Indices on a date no less than one week after the initial dissemination of information on the sector change to the maximum extent practicable. It is not anticipated that Component Stocks will change sectors frequently. Component Stocks removed from and added to the S&P 500® Index will be deleted from and added to the appropriate Select Sector Index on the same schedule used by S&P for additions and deletions from the S&P 500® Index insofar as practicable.

Calculations

With the exception of the weighting constraints described above, the Underlying Index is calculated using the same methodology utilized by S&P in calculating the S&P 500® Index. In particular:

The Underlying Index is calculated using a base-weighted aggregate methodology; that means the level of the Underlying Index reflects the total market value of all of its Component Stocks relative to a particular base period.

Total market value of a company is determined by multiplying the price of the stock by the number of common shares outstanding. An indexed number is used to represent the results of the aggregate market value calculation in order to make the value easier to work with and track over time.

The daily calculation of the Underlying Index is computed by dividing the total market value of the companies in the Underlying Index by a number called the Index Divisor (the “Index Divisor”). By itself, the Index Divisor is an arbitrary number.

However, in the context of the calculation of the Underlying Index, it is the only link to the original base period value of the Underlying Index. The Index Divisor keeps the Underlying Index comparable over time and adjustments to the Index Divisor ensure that there are no changes in the Underlying Index level as a result of non-market forces (corporate actions, replacements of stocks in a Underlying Index, weighting changes, etc.).

Four times a year on a Friday near the end of each calendar quarter, the share totals of the companies in the S&P 500® Index are updated by S&P. This information is utilized to update the share totals of companies in the Underlying Index. After the totals are updated, the Index Divisor is adjusted to compensate for the net change in the market value of the Underlying Index.

Once a week the database containing the current common shares outstanding for the S&P 500® Index companies is compared by S&P against the shares outstanding used to actually calculate the S&P 500® Index. Any difference of 5% or more is screened for review by S&P. If appropriate, a share change will be implemented by S&P after the close of trading on the following Wednesday. Pre-announced corporate actions such as restructurings and recapitalizations can significantly change a company’s shares outstanding. Any changes over 5% are reviewed by S&P and, when appropriate, an immediate adjustment is made to the number of shares outstanding used to calculate the Underlying Index. Any adjustment made by S&P in shares outstanding will result in a corresponding adjustment to the Underlying Index.

S&P will advise the Index Calculation Agent regarding the handling of non-routine corporate actions which may arise from time to time and which may have an impact on the calculation of the S&P 500® Index and, consequently, on the calculation of the Underlying Index corporate actions such as a merger or acquisition, stock splits, routine spin-offs, etc., which require adjustments in the Underlying Index calculation, will be handled by the AMEX and Index Divisor adjustments, calculated when necessary, are handled by S&P in its maintenance of the S&P 500® Index. In the event a merger or acquisition changes the relative importance of a company’s participation in two or more sectors in a major way, the Select Sector Index assignment of the stock may change. In any event, a new Index Divisor for affected Select Sector Indices will be disseminated promptly by the Index Calculation Agent.

THE CONSUMER DISCRETIONARY SELECT SECTOR SPDR® FUND

We have derived all information contained in this underlying supplement no. 1150 regarding the Index Fund, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by S&P and SSFM. The Index Fund is an investment portfolio maintained and managed by SSFM. SSFM is the investment adviser to the Index Fund. The Index Fund is an exchange traded fund (“ETF”) that trades on the AMEX under the ticker symbol “XLY”. We make no representations or warranty as to the accuracy or completeness of the information derived from these public sources.

SSFM is a registered investment company that consists of numerous separate investment portfolios, including the Index Fund. Information provided to or filed with the SEC by SSFM pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to SEC file number 811-08837, through the SEC’s website at http://www.sec.gov.

The Select Sector SPDR Trust consists of separate investment portfolios (each, a “Select Sector SPDR® Fund”). Each Select Sector SPDR® Fund is an index fund that invests in a particular sector or group of industries represented by a specified Select Sector Index. The companies included in each Select Sector Index are selected on the basis of general industry classification from a universe of companies defined by the Underlying Index. The Select Sector Indices (each, a “Select Sector Index”) upon which the Select Sector SPDR® Funds are based together comprise all of the companies in the S&P 500® Index. The investment objective of each Select Sector SPDR® Fund is to provide investment results that, before expenses, correspond generally to the price and yield performance of publicly traded equity securities of companies in a particular sector or group of industries, as represented by a specified market sector index. The Index Fund represents the companies that represent the Underlying Index.

Investment Objective and Strategy

The Index Fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the Underlying Index. The Consumer Discretionary Select Sector Index measures the performance of the consumer discretionary sector of the U.S. equity market. The Consumer Discretionary Select Sector Index includes companies in the following industries: automobiles and components, household durables, apparel, hotels, restaurants, leisure, media and retailing.

Replication

The Index Fund pursues the indexing strategy of “replication” in attempting to track the performance of the Underlying Index. The Index Fund will invest in all of the securities which comprise the Underlying Index. The Index Fund will normally invest at least 95% of its total assets in common stocks that comprise the Underlying Index.

Correlation

The Underlying Index is a theoretical financial calculation, while the Index Fund is an actual investment portfolio. The performance of the Index Fund and the Underlying Index will vary somewhat due to transaction costs, asset valuations, market impact, corporate actions (such as mergers and spin-offs) and timing variances. A figure of 100% would indicate perfect correlation. Any correlation of less than 100% is called “tracking error.” The Index Fund, using a replication strategy, can be expected to have a lesser tracking error than a fund using representative sampling strategy. Representative sampling is a strategy in which a fund invests in a representative sample of securities in an underlying index.

Holdings Information

As of February 4, 2008, the Index Fund included 87 companies. The Index Fund’s three largest holdings as of February 4, 2008 are McDonald’s Corporation, The Walt Disney Company and Time

Warner Inc. The following table summarizes the Index Fund’s top holdings in individual companies as of such date.

Top ten holdings in individual securities as of February 4, 2008

Company	Percentage of Total Holdings
McDonald’s Corporation	6.05%
The Walt Disney Company	5.59%
Time Warner Inc.	5.44%
Comcast Corporation	5.30%
The Home Depot, Inc.	4.71%
Target Corporation	4.27%
News Corporation	4.25%
Lowe’s Companies, Inc.	3.44%
Viacom Inc.	2.47%
Nike, Inc.	2.22%

The information above was compiled from www.sectorspdr.com. We make no representation or warranty as to the accuracy of the information above. The information on www.sectorspdr.com is not, and should not be considered, incorporated by reference therein.

Discontinuation of the Consumer Discretionary Sector SPDR® Fund; Alteration of Method of Calculation

If the Consumer Discretionary Sector SPDR® Fund (or a Successor Index Fund (as defined herein)) is de-listed from AMEX (or any other relevant exchange), liquidated or otherwise terminated, the calculation agent will substitute an exchange traded fund that the calculation agent determines, in its sole discretion, is comparable to the discontinued Index Fund (or such Successor Index Fund) (such successor fund being referred to herein as an “Successor Index Fund”). If the Consumer Discretionary Sector SPDR® Fund (or a Successor Index Fund) is de-listed, liquidated or otherwise terminated and the calculation agent determines that no Successor Index Fund is available, then the calculation agent will, in its sole discretion, calculate the appropriate closing price of the shares of the Consumer Discretionary Sector SPDR® Fund by a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the Consumer Discretionary Sector SPDR® Fund. If a Successor Index Fund is selected or the calculation agent calculates a price or closing price, as applicable, by a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the Consumer Discretionary Sector SPDR® Fund, that Successor Index Fund or closing price will be substituted for the Consumer Discretionary Sector SPDR® Fund (or such Successor Index Fund) for all purposes of the notes.

Upon any selection by the calculation agent of a Successor Index Fund, the calculation agent will cause written notice thereof to be promptly furnished to the trustee, to us and to the holders of the notes.

If at any time, the Underlying Index or the underlying index related to a Successor Index Fund is changed in a material respect, or the Consumer Discretionary Sector SPDR® Fund or a Successor Index Fund in any other way is modified so that it does not, in the opinion of the calculation agent, fairly represent the price of the shares of the Consumer Discretionary Sector SPDR® Fund or such Successor Index Fund had those changes or modifications not been made, then the calculation agent will, at the close of business in New York City on each date on which the Consumer Discretionary Sector SPDR® Fund Final Share Price is to be determined, make such calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a closing price of an exchange traded fund comparable to the Consumer Discretionary Sector SPDR® Fund (or

such Successor Index Fund) as if those changes or modifications had not been made, and calculate the closing price with reference to the Consumer Discretionary Sector SPDR® Fund (or such Successor Index Fund), as adjusted. The calculation agent also may determine that no adjustment is required by the modification of the method of calculation.

The calculation agent will be solely responsible for the method of calculating the closing price of the shares of the Consumer Discretionary Sector SPDR® Fund (or any Successor Index Fund) and of any related determinations and calculations, and its determinations and calculations with respect thereto will be conclusive in the absence of manifest error.

The calculation agent will provide information as to the method of calculating the closing price of the shares of the Consumer Discretionary Sector SPDR® Fund upon written request by any investor in the notes.

THE CONSUMER DISCRETIONARY SELECT SECTOR INDEX

We have derived all information contained in this underlying supplement no. 1150 regarding the Underlying Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by Merrill Lynch or the American Stock Exchange. We have not independently verified such information. We make no representation or warranty as to the accuracy or completeness of such information.

The Underlying Index is a modified market capitalization-based index, intended to provide an indication of the pattern of common stock price movements of companies that are components of the S&P 500® Index and are involved in the development or production of consumer discretionary products and services. Companies in the Underlying Index include a wide array of consumer product manufacturers and retailers whose business lines range from internet and catalogue retail to automobiles. As of January 30, 2008, the Underlying Index included 87 component stocks.

The stocks included in the Underlying Index are selected by the Index Compilation Agent in consultation with S&P from the universe of companies represented by the S&P 500® Index. The composition and weighting of the stocks included in the Underlying Index will likely differ from the composition and weighting of stocks included in any similar S&P 500® sector index that is published and disseminated by S&P. The AMEX acts as the “Index Calculation Agent” in connection with the calculation and dissemination of the Underlying Indices. S&P’s only relationship to the Index Compilation Agent is the licensing of certain trademarks and trade names of S&P and of the S&P 500® Index which is determined, composed and calculated by S&P without regard to the Index Compilation Agent or any Select Sector SPDR® Fund.

Construction and Maintenance

The Index Fund is developed and maintained in accordance with the following criteria:

•	Each of the component stocks in the Underlying Index (the “Component Stocks”) is a constituent company of the S&P 500® Index.

•	Each stock in the S&P 500® Index is allocated to one and only one of the Select Sector Indices.

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The Index Compilation Agent assigns each constituent stock of the S&P 500® Index to a Select Sector Index. The Index Compilation Agent, after consultation with S&P, assigns a consumer product manufacturing company or a retail company’s stock to the Underlying Index on the basis of such company’s sales and earnings composition and the sensitivity of the company’s stock price and business results to the common factors that affect other companies in the Underlying Index. S&P has sole control over the removal of stocks from the S&P 500® Index and the selection of replacement stocks to be added to the S&P 500® Index. However, S&P plays only a consulting role in the Underlying Index assignment of the S&P 500® Index Component Stocks, that assignment being the sole responsibility of the Index Compilation Agent.

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The Underlying Index is calculated by the Index Calculation Agent using a modified “market capitalization” methodology. This design ensures that each of the Component Stocks within the Underlying Index is represented in a proportion consistent with its percentage with respect to the total market capitalization of the Underlying Index. Under certain conditions, however, the number of shares of a Component Stock within the Underlying Index may be adjusted to conform to Internal Revenue Code requirements.

The Underlying Index is weighted based on the market capitalization of each of the Component Stocks, subject to the following asset diversification requirements: (i) the market capitalization-based weighted value of any single Component Stock measured on the last day of a calendar quarter may not exceed 24.99% of the total value of its Underlying Index; and (ii) with respect to 50% of the total value of the Underlying Index, the market capitalization-based weighted value of the Component Stocks must be diversified so that no single Component Stock measured on the last day of a calendar quarter represents more than 4.99% of the total value of its Underlying Index.

Rebalancing the Underlying Supplement to meet the asset diversification requirements will be the responsibility of the Index Calculation Agent. If shortly prior to the last business day of any calendar quarter (a “Quarterly Qualification Date”), a Component Stock (or two or more Component Stocks) approaches the maximum allowable value limits set forth above (the “Asset Diversification Limits”), the percentage that such Component Stock (or Component Stocks) represents in the Underlying Index will be reduced and the market capitalization based weighted value of such Component Stock (or Component Stocks) will be redistributed across the Component Stocks that do not closely approach the Asset Diversification Limits in accordance with the following methodology: First, each Component Stock that exceeds 24% of the total value of the Underlying Index will be reduced to 23% of the total value of the Underlying Index and the aggregate amount by which all Component Stocks exceed 24% will be redistributed equally across the remaining Component Stocks that represent less than 23% of the total value of the Underlying Index. If as a result of this redistribution, another Component Stock then exceeds 24%, the redistribution will be repeated as necessary. Second, with respect to the 50% of the value of the Underlying Index accounted for by the lowest weighted Component Stocks, each Component Stock that exceeds 4.8% of the total value of the Underlying Index will be reduced to 4.6% and the aggregate amount by which all Component Stocks exceed 4.8% will be distributed equally across all remaining Component Stocks that represent less than 4.6% of the total value of the Underlying Index. If as a result of this redistribution another Component Stock that did not previously exceed 4.8% of the Underlying Index value then exceeds 4.8%, the redistribution will be repeated as necessary until at least 50% of the value of the Underlying Index is accounted for by Component Stocks representing no more than 4.8% of the total value of the Underlying Index. If necessary, this reallocation process may take place more than once prior to a Quarterly Qualification Date to insure that the Underlying Index and the Index Fund portfolio based upon it conform to the requirements for qualification of the Index Fund as a regulated investment company.

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The Index Compilation Agent at any time may determine that a Component Stock which has been assigned to one Select Sector Index has undergone such a transformation in the composition of its business that it should be removed from that Select Sector Index and assigned to a different Select Sector Index. In the event that the Index Compilation Agent notifies the Index Calculation Agent that a Component Stock’s Select Sector Index assignment should be changed, the AMEX will disseminate notice of the change following its standard procedure for announcing index changes and will implement the change in the affected Select Sector Indices on a date no less than one week after the initial dissemination of information on the sector change to the maximum extent practicable. It is not anticipated that Component Stocks will change sectors frequently. Component Stocks removed from and added to the S&P 500® Index will be deleted from and added to the appropriate Select Sector Index on the same schedule used by S&P for additions and deletions from the S&P 500® Index insofar as practicable.

Calculations

With the exception of the weighting constraints described above, the Underlying Index is calculated using the same methodology utilized by S&P in calculating the S&P 500® Index. In particular:

The Underlying Index is calculated using a base-weighted aggregate methodology; that means the level of the Underlying Index reflects the total market value of all of its Component Stocks relative to a particular base period.

Total market value of a company is determined by multiplying the price of the stock by the number of common shares outstanding. An indexed number is used to represent the results of the aggregate market value calculation in order to make the value easier to work with and track over time.

The daily calculation of the Underlying Index is computed by dividing the total market value of the companies in the Underlying Index by a number called the Index Divisor (the “Index Divisor”). By itself, the Index Divisor is an arbitrary number.

However, in the context of the calculation of the Underlying Index, it is the only link to the original base period value of the Underlying Index. The Index Divisor keeps the Underlying Index comparable over time and adjustments to the Index Divisor ensure that there are no changes in the Underlying Index level as a result of non-market forces (corporate actions, replacements of stocks in a Underlying Index, weighting changes, etc.).

Four times a year on a Friday near the end of each calendar quarter, the share totals of the companies in the S&P 500® Index are updated by S&P. This information is utilized to update the share totals of companies in the Underlying Index. After the totals are updated, the Index Divisor is adjusted to compensate for the net change in the market value of the Underlying Index.

Once a week the database containing the current common shares outstanding for the S&P 500® Index companies is compared by S&P against the shares outstanding used to actually calculate the S&P 500® Index. Any difference of 5% or more is screened for review by S&P. If appropriate, a share change will be implemented by S&P after the close of trading on the following Wednesday. Pre-announced corporate actions such as restructurings and recapitalizations can significantly change a company’s shares outstanding. Any changes over 5% are reviewed by S&P and, when appropriate, an immediate adjustment is made to the number of shares outstanding used to calculate the Underlying Index. Any adjustment made by S&P in shares outstanding will result in a corresponding adjustment to the Underlying Index.

S&P will advise the Index Calculation Agent regarding the handling of non-routine corporate actions which may arise from time to time and which may have an impact on the calculation of the S&P 500® Index and, consequently, on the calculation of the Underlying Index corporate actions such as a merger or acquisition, stock splits, routine spin-offs, etc., which require adjustments in the Underlying Index calculation, will be handled by the AMEX and Index Divisor adjustments, calculated when necessary, are handled by S&P in its maintenance of the S&P 500® Index. In the event a merger or acquisition changes the relative importance of a company’s participation in two or more sectors in a major way, the Select Sector Index assignment of the stock may change. In any event, a new Index Divisor for affected Select Sector Indices will be disseminated promptly by the Index Calculation Agent.

LICENSE AGREEMENT WITH S&P

Lehman Brothers Holdings Inc. is expected to enter into a non-exclusive license agreement with Standard & Poor’s, a division of The McGraw Hill Companies, Inc. (“S&P”) for use of “Standard & Poor’s Depositary Receipts®”, “SPDR®”, “Select Sector SPDR”, “Select Sector SPDRs” and “Select Sector Standard & Poor’s Depositary Receipts”, in connection with certain securities, including the notes.

The notes are not sponsored, endorsed, sold or promoted by Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., which we refer to as S&P. S&P makes no representation or warranty, express or implied, to the owners of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly or the ability of the Select Sector SPDR® Fund to track general stock market performance. S&P’s only relationship to Lehman Brothers Holdings Inc. is the licensing of certain trademarks and trade names of S&P and of the S&P 500® Index which is determined, composed and calculated by S&P without regard to Lehman Brothers

Holdings Inc. or the notes. S&P has no obligation to take the needs of Lehman Brothers Holdings Inc. or the holders of the notes into consideration in determining, composing or calculating the S&P 500® Index. S&P is not responsible for and has not participated in the determination of the timing, price or quantity of the notes to be issued or in the determination or calculation of the amount due at maturity of the notes. S&P has no obligation or liability in connection with the administration, marketing or trading of the notes.

S&P DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE S&P 500® INDEX OR THE SELECT SECTOR SPDR® INDEX OR ANY DATA INCLUDED THEREIN AND S&P SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS THEREIN. S&P MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY LEHMAN BROTHERS HOLDINGS INC., HOLDERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P 500® INDEX OR THE SELECT SECTOR SPDR® INDEX OR ANY DATA INCLUDED THEREIN. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE S&P 500® INDEX OR THE SELECT SECTOR SPDR® INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

“STANDARD & POOR’S®”, “S&P®”, AND “S&P 500®” ARE TRADEMARKS OF THE MCGRAW-HILL COMPANIES, INC. AND ARE EXPECTED TO BE LICENSED FOR USE BY LEHMAN BROTHERS HOLDINGS INC. LEHMAN BROTHERS HOLDINGS INC. WILL ENTER INTO A NON-EXCLUSIVE LICENSE AGREEMENT WITH STANDARD & POOR’S FOR USE OF “STANDARD & POOR’S DEPOSITARY RECEIPTS®”, “SPDR®”, “SELECT SECTOR SPDR”, “SELECT SECTOR SPDRS” AND “SELECT SECTOR STANDARD & POOR’S DEPOSITARY RECEIPTS” WHICH ARE ALSO TRADEMARKS OF THE MCGRAW-HILL COMPANIES, INC. THIS TRANSACTION IS NOT SPONSORED, ENDORSED, SOLD OR PROMOTED BY S&P AND S&P MAKES NO REPRESENTATION REGARDING THE ADVISABILITY OF PURCHASING ANY OF THE NOTES.